                                                                   Exhibit 10.24

                        SETTLEMENT AGREEMENT AND RELEASE

      This SETTLEMENT AGREEMENT AND RELEASE ("Agreement") is made and executed as of December 18, 1996, by and between Generale Bank Nederland N.V., a Netherlands corporation having a place of business at Weena 324/326, Rotterdam, Netherlands ("Generale"), and Odyssey Distributors, Ltd., a California corporation having a place of business at 421 West 54th Street, New York, New York 10019 ("ODL").

      WHEREAS, Credit Lyonnais Bank Nederland N.V. ("Credit Lyonnais"), and its predecessor in interest, Cinecom Entertainment Group, Inc. ("Cinecom"), have made certain claims against ODL in connection with the allocation of proceeds derived from the distribution of two films (i.e., "Aunt Julia and the Scriptwriter" and "Handmaiden Tales") for which ODL was engaged as distributor on behalf of Cinecom (the "Claims"); and

      WHEREAS, Generale is the successor in interest to Credit
Lyonnais with respect to the Claims; and

      WHEREAS, ODL and Generale desire to settle forever the Claims and all issues relating thereto.

      NOW, THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt of which is acknowledged by the parties hereto, it is hereby stipulated and agreed as follows:

      1. In complete and final settlement of the Claims, ODL hereby agrees to pay to Generale the sum of $275,000, payable as follows: $25,000 upon the execution and delivery of this Agreement, $25,000 on each of June 30 and December 31 in the years 1997, 1998 and 1999, and $100,000 on June 30, 2000
(collectively, the "Installment Payments"). ODL agrees that these amounts due are absolute and unconditional, and that ODL has no defenses, set-offs, recoupments or counterclaims with respect to payment of the amounts set forth herein.

      2. The Installment Payments referenced in paragraph 1 hereof shall bear interest at a floating rate equal to LIBOR plus one (1%) per annum as in effect from time to time, provided, however, the payment of interest on any particular installment shall be waived by Generale provided such installment is paid on its required due date, or within ten days after ODL receives notice from Generale that such payment is past due.

      3. Simultaneously with the execution of this Agreement, ODL agrees to execute the Confession of Judgment attached hereto as Exhibit A (the "First Confession") in the amount of $275,000. On or after July 15, 1997, but not later than August 15, 1997, ODL shall execute the Confession of Judgment attached hereto as Exhibit B (the "Second Confession") and deliver it to Credit Lyonnais. If ODL duly so executes and delivers the Second Confession and is not otherwise in default hereunder, Credit Lyonnais shall deliver to ODL the First Confession. ODL further agrees that in the event that any one of the above referenced installments is not paid within ten (10) days after notification from Generale that the payment is past due, or if ODL fails to execute and deliver the Second Confession pursuant hereto, then Generale may immediately file the First or Second Confession (as the case may be) with the Clerk of the County of New York. Thereupon, the Clerk shall enter judgment against ODL for the sum of $275,000, although Generale acknowledges and agrees that such judgment shall only be enforceable with respect to the unpaid Installments Payments under paragraph 1 hereof.

      4. Except for the obligations of ODL as set forth in this Agreement and in the Confession of Judgment attached hereto, Generale hereby fully and completely releases and discharges ODL and all of its officers, directors, shareholders, subsidiaries, affiliates, agents, employees, partners, successors, assigns, attorneys, and all persons and entities operating on their behalf, from absolutely any and all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, which Generale now has, ever had, or hereafter may have or assert it has, by reason of any matter or thing whatsoever, that arise out of, are connected in any way with, or relate in any manner whatsoever to, directly or indirectly, the subject matter of this Agreement or any of the matters, acts, events or occurrences relating to, or arising out of or in connection with, the Claims.

      5. ODL hereby fully and completely releases and discharges Generale and all of its officers, directors, shareholders, subsidiaries, affiliates, agents, employees, partners, successors, assigns, attorneys, and all persons and entities operating on their behalf, including without limitation, Credit Lyonnais S.A., EBD (Rotterdam) Finance B.V., and Consortium de Realisation and all of their respective subsidiaries, affiliates, officers, agents and employees, from absolutely any and all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, which ODL now has, ever had, or hereafter may have or assert it has, by reason of any matter or thing whatsoever, that arise out of, are connected in any way with, or relate in any manner whatsoever to, directly or indirectly, the subject matter of this Agreement or any of the matters, acts, events or occurrences relating to, or arising out of or in connection with, the Claims.

      6. Generale represents and warrants to ODL that it is the successor in interest to Credit Lyonnais with respect to the Claims, and that Credit Lyonnais is the successor in interest to Cinecom with respect to the Claims, and that neither Credit Lyonnais nor Cinecom has any interest whatsoever in, or any rights to, the Claims, and Generale agrees to indemnify and hold ODL harmless against any losses suffered or incurred by ODL arising out of, or in connection with, the assertion of any rights to the Claims by either Credit Lyonnais or Cinecom.

      7. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York applicable to contracts made and to be entirely performed in such State.

      8. This Agreement, together with the Confessions of Judgment attached hereto, is a complete statement of rights of the parties hereto, supersedes any prior understandings or agreements between the parties, and represents the complete understanding and agreement of the parties relating to the subject matter hereof. Each party has been represented by counsel of its own choice and each shall bear its own expenses in connection therewith.

                                          Odyssey Distributors, Ltd.


                                          By: __________________________________
                                              Stephen R. Greenwald, CEO


                                          Generale Bank Nederland N.V.


                                          By: __________________________________